EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT



                                    State (Country) of      Securities Owned
                                    Incorporation
Name of Company

Edison Plastics International, Inc.   Delaware                   100%

Edison Exports, Inc. FSC Limited      Jamaica                    100%

ASPEN Industrial, S.A. de C.V.        Mexico                     100%

Nacional de Envases Plasticos,
S.A. de C.V.                          Mexico                      60%

Mexicana de Tintas, S.A.              Mexico                      60%

Plastihul, S.A. de C.V.               Mexico                      60%

Hermes Industrial, S.A. de C.V.       Mexico                      60%

Servicios Profesionales Vigo          Mexico                      60%